EXHIBIT 99.1

NEWS RELEASE for April 27, 2006 at 7:30 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2006 FIRST QUARTER RESULTS;

RECORD REVENUES, 66 PERCENT YEAR OVER YEAR INCREASE IN NET INCOME

Progress Continues in Development of Additional Applications for Company’s Advanced

Thermoelectric Technologies

NORTHVILLE, MI (April 27, 2006) . . . Amerigon Incorporated (Nasdaq:ARGN), a leader in developing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today reported continued gains in net income, revenue and gross margins for the first quarter ended March 31, 2006. Compared with last year’s first quarter, net income after taxes for this year’s first quarter rose 66 percent on record revenues, which increased 17 percent. Net income before taxes for this year’s first quarter rose 168 percent from the 2005 first quarter. Gross margins as a percent of revenue in the 2006 first quarter were 32 percent compared to 28 percent in the year earlier period.

During this year’s first quarter, the Company’s BSST subsidiary continued to make excellent progress with its partners in industry and government for use of Amerigon’s proprietary, efficient TE technologies in a wide range of additional heating and cooling applications, many of which are outside the automotive industry and represent significant strategic opportunities going forward.

Revenues for the first quarter ended March 31, 2006 were a record $10.4 million with net income of $768,000, or $0.04 per basic share and $0.03 per fully diluted share, which includes income tax expense of $471,000. Net income before taxes for the 2006 first quarter was $1.2 million. For the first quarter of 2005, revenues were $9.0 million with net income of $462,000, or $0.02 per basic and diluted share. The fully diluted weighted average shares outstanding for the first quarter ended March 31, 2006 were 18,261,000 compared to 15,592,000 for the prior year’s first quarter. The year-to-year increase in weighted average shares outstanding primarily reflected the holders of the Company’s preferred shares converting a portion of those shares to common stock.

Income tax recorded in the 2006 first quarter was primarily a deferred tax expense and will be substantially offset by the Company’s net operating loss carryforwards. No income tax was recorded during the first quarter of 2005 because a valuation allowance had been fully provided against all deferred tax assets.

President and Chief Executive Officer Daniel R. Coker said that Amerigon’s gains in revenue and net income in the 2006 first quarter were driven by continuing demand for the Company’s proprietary Climate Control Seat™ (CCS™) system including strong sales from new vehicles offering CCS. Gross margin improvements for the quarter were primarily due to the Company’s ongoing cost reduction programs and a favorable mix of higher margin products. CCS is currently offered as an optional or standard feature in vehicle lines of five of the world’s largest automotive manufacturers and is the Company’s initial TE-based product.

“We shipped 144,000 CCS seat systems in the first quarter of this year increasing our total shipments of CCS since its launch to more than 2 million systems. Even though automotive industry sales remained flat in North America, our participation in the market continued to expand as consumer demand for CCS in the new Lincoln Zephyr, Buick Lucerne, Cadillac Escalade and Cadillac DTS sedan ramped up nicely,” Coker said. “The outlook for the introduction of CCS in a number of additional vehicle models from new and existing customers in North America, Asia and Europe in 2006, 2007 and beyond is excellent. We believe we are well positioned for continued top and bottom line growth.”

The Company’s balance sheet as of March 31, 2006, remained strong with cash, cash equivalents and short-term investments of $11.0 million, total assets of $37.2 million, and shareholders’ equity of $29.5 million.

“Our BSST subsidiary has made important strides in its work with the U.S. Department of Energy, Carrier Corporation and Visteon Corporation in applying our advanced thermoelectric technologies to a number of exciting and promising heating and cooling applications,” Coker added. “We believe that first product revenue from these applications could come as soon as late 2008 or early 2009. Because of the promise of these programs, we plan to increase our investment in BSST’s development activities, especially in the areas of new thermoelectric processes and materials.”

During the 2006 first quarter, Amerigon completed its move to a new and expanded corporate headquarters, which also houses a new design lab and test area to provide greater capacity for the development and evaluation of prototypes of CCS seat systems, and to position those vital activities closer to its customers in the Detroit area. The move to the new and considerably larger facility was driven by the increases in infrastructure required to accommodate the Company’s near-term growth.

Net research and development expenses for this year’s first quarter increased slightly to $636,000 compared with $631,000 for the prior year period. The Company expects this to increase for the remainder of 2006 as the Company increases its development activities surrounding the advanced TE technology.

Selling, general and administrative (SG&A) expenses in the first quarter of this year were $1.6 million compared with $1.5 million for the year earlier period reflecting the adoption of Financial Accounting Standards Board Statement 123R, Share-Based Payment requiring $98,000 of expenses for issued but unvested stock options.

The 20 vehicle lines currently offering CCS include the Ford Expedition; Lincoln Navigator; Lincoln LS luxury sedan; Lincoln Zephyr luxury sedan; Lincoln Aviator; Mercury Monterey minivan; Cadillac XLR roadster; Cadillac Escalade; Cadillac Escalade EXT; Cadillac Escalade ESV; Cadillac DTS luxury sedan; Buick Lucerne luxury sedan; Lexus LS 430 luxury sedan; Toyota Celsior luxury sedan; Toyota Century luxury limousine; Infiniti M45 and M35 luxury sports sedans; Infiniti Q45 luxury sedan; Nissan Cima luxury sedan; Nissan Fuga mid-sized sedan; and the Hyundai Equus luxury sedan.

Guidance for 2006

The Company reconfirmed its earlier guidance for the year ending December 31, 2006, with revenue expected to be up 25 to 30 percent over 2005 and a year-over-year increase in net income. In addition to typical uncertainties that might affect the Company’s future results, there are a number of macro economic and geopolitical issues outside Amerigon’s control worth noting, such as the effects of recent increases in gas prices and the current uncertainty in the automotive industry. These items could each negatively impact the overall economy and the Company’s ability to achieve its expected results. The Company’s guidance assumes that vehicles sales for its North American customers do not deteriorate and that currently scheduled product launches occur on time and at expected volumes.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM EDT (Eastern) to review the financial results for the first quarter ended March 31, 2006. The dial-in number for the call is 1-800-936-9754. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (Nasdaq: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending March 31, 2006 and its Form 10-K for the year ended December 31, 2005.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Product revenues	$10,441	$8,957
Cost of sales	7,133	6,493

Gross margin	3,308	2,464
Operating costs and expenses:
Research and development	1,339	1,483
Research and development reimbursements	(703)	(852)

Net research and development expenses	636	631
Selling, general and administrative	1,594	1,466

Total operating costs and expenses	2,230	2,097

Operating income	1,078	367
Interest income	111	45
Other income	50	50

Earnings before income tax	1,239	462
Income tax expense	471	—

Net income	$768	$462

Basic earnings per share:
Common Stock	$0.04	$0.02

Convertible Preferred Stock	$0.04	$0.02

Diluted earnings per common share	$0.03	$0.02

Weighted average number of shares – basic
Common Stock	17,636	14,909

Convertible Preferred Stock (as converted)	3,612	5,373

Weighted average number of shares – diluted	18,261	15,592

MORE-MORE-MORE

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash & cash equivalents	$1,956	$1,364
Short-term investments	9,075	9,975
Accounts receivable, less allowance of $252 and $295, respectively Inventory:	7,844	7,891
Raw materials	1,924	1,894
Finished goods	1,146	818

Inventory	3,070	2,712
Deferred income tax assets	2,316	1,447
Prepaid expenses and other assets	54	7

Total current assets	24,315	23,396
Property and equipment, net	1,453	1,177
Deferred financing costs	15	16
Patent costs, net of accumulated amortization of $12 and $11, respectively	588	533
Deferred income tax assets	10,817	12,131

Total assets	$37,188	$37,253

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,926	$5,323
Accrued liabilities	1,758	2,227
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	6,884	7,750
Deferred manufacturing agreement – long term portion	800	850

Total liabilities	7,684	8,600
Shareholders’ Equity:
Convertible Preferred Stock:
Series A – no par value; convertible; 9,000 shares authorized, 4,500 and 9,000 issued and outstanding at March 31, 2006 and December 31, 2005, respectively; liquidation preference of $5,760 and $11,520 at March 31, 2006 and December 31, 2005, respectively	4,134	8,267
Common Stock:
No par value; 30,000,000 shares authorized, 18,562,975 and 15,874,557 issued and outstanding at March 31, 2006 and December 31, 2005, respectively	57,279	53,142
Paid-in capital	20,300	20,202
Accumulated other comprehensive income – foreign currency	(19)	—
Accumulated deficit	(52,190)	(52,958)

Total shareholders’ equity	29,504	28,653
Total liabilities and shareholders’ equity	$37,188	$37,253

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